AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 14, 2000

                          Registration No. 333-________



                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                    FORM S-8
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933


                             NEWAGECITIES.COM, INC.
            (Exact name of registration as specified in its charter)



            Idaho                                        91-0927532
  (State or other jurisdiction              (I.R.S. Employer Identification No.)
of incorporation or organization)



                            1141 South Rogers Circle
                                     Suite 7
                              Boca Raton, FL 33487
                                 (561) 989-0808
          (Address and Telephone Number of Principal Executive Offices)




                            CONSULTING AGREEMENT WITH
                               PHILLIP W. JOHNSTON
                            (Full Title of the Plan)


                                   Copies to:

   Joseph Ardito, Jr.                                 Steven I. Weinberger, Esq.
Chief Executive Officer                                     Atlas Pearlman, P.A.
newagecities.com, Inc.                               350 East Las Olas Boulevard
1141 South Rogers Circle                                         Suite 1700
       Suite 7                                         Fort Lauderdale, FL 33301
Boca Raton, FL 33487                                         (954) 763-1200
 (561) 989-0808

                         CALCULATION OF REGISTRATION FEE


                                                      Proposed              Proposed
                                                      maximum               maximum
                                                      offering              aggregate            Amount of
  Title of securities         Amount to be            price per             offering           registration
   to be registered            registered             share                 price                 fee(1)


COMPENSATORY STOCK ISSUED TO CONSULTANT

Common Stock, $.02
par value per share          500,000 shares             $0.295             $147,500               $41.01

(1)      Calculated in accordance with Rule 457 based upon the average of the closing bid and asked prices on July
         12, 2000.

                                                      PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.           PLAN INFORMATION

         We will provide information required by Item 1, Part I, as specified in Rule 428(b)(1) of Rule 428 of the Securities Act of 1933, to the Consultant. We are not filing that information with this registration statement, as permitted by the rules of the Securities and Exchange Commission.

ITEM 2.           REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

         We will provide information specified in Item 3, Part II, below, as well as in Item 2 of Rule 428(b) of the Securities Act of 1933 to the Consultant upon request to us at 1141 South Rogers Circle, Suite 7, Boca Raton, Florida 33487, (561) 989-0808. We are not filing that information with this registration statement, as permitted by the rules of the Securities and Exchange Commission.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.           INCORPORATION OF DOCUMENTS BY REFERENCE

         We incorporate by reference the documents, which we filed previously with the Securities and Exchange Commission, listed below:

         o Quarterly report on Form 10-Q, for the quarterly period ended March 31, 2000, filed May 15, 2000;

         o Annual report on Form 10-KSB for the fiscal year ended December 31, 1999, filed April 14, 2000; and

         o Registration Statement on Form SB-2 (File No. 333-86347), effective February 14, 2000.

We also incorporate by reference any future filings we make with the Securities and Exchange Commission when Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934.

ITEM 4.           DESCRIPTION OF SECURITIES

COMMON STOCK

         Common stockholders share dividends on a proportionate basis, as may be declared by the board of directors. Upon our liquidation, dissolution or winding up, after payment to creditors, our assets will be divided proportionately on a per share basis among the holders of our common stock.

         Each share of our common stock has one vote. Holders of our common stock do not have cumulative voting rights. This means that the holders of a plurality of the shares voting for the election of directors can elect all of the directors. In that event, the holders of the remaining shares will not be able to elect any directors. Our By-Laws provide that a majority of the outstanding shares of our common stock are a quorum to transact business at a stockholders' meeting. Our common stock has no preemptive, subscription or conversion rights. Also, our common stock is not redeemable.

ITEM 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not Applicable.

ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Idaho Business Corporation Act allows us to indemnify our officers and directors from liability incurred in furtherance of their duties under certain circumstances. In criminal proceedings, Idaho law states that we may indemnify an officer or director if he or she acted in good faith and reasonably believed that his or her conduct was in the best interests of the corporation if he or she had no reasonable cause to believe his or her conduct was unlawful. In addition, Idaho law requires us to indemnify directors, who succeed on the merits of any defense proceeding or in any defense proceeding to which he or she was party because he or she was a director of the corporation for reasonable expenses incurred in connection with the proceeding. If we chose to indemnify our officers and directors in accordance with the provisions of the Idaho Business Corporation Act, our financial resources may be significantly affected.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the securities laws, and is, therefore unenforceable.

ITEM 7.           EXEMPTION FROM REGISTRATION CLAIMED

         The securities covered by this prospectus were originally issued by us in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended. The purchaser had access to financial and other information about us, represented that he had such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of his election to receive the securities rather than cash and, prior to registration of the securities, the certificate evidencing the securities contained a legend restricting their transferability absent registration or the availability of an applicable exemption from such registration.

ITEM 8.           EXHIBITS

         10.1     Consulting  Agreement  between  newagecities.com,  Inc.    and
                  Phillip W. Johnston dated June 15, 2000.*

         23.1     Consent of Independent Certified Public Accountants.*

--------------------
*        Filed herewith.

ITEM 9.           UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   registration
                  statement:

               (i) To include any prospectus required by section 10(a) (3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or n the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act against such liabilities (other than the payment by the registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on July 14, 2000.

                                                          NEWAGECITIES.COM, INC.

                                                    BY: /S/ JOSEPH ARDITO, JR.
                                                         -----------------------
                                                    Joseph Ardito, Jr., Chairman
                                                    and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                                   TITLE                                       DATE

/S/ JOSEPH ARDITO, JR.                      Chairman of the Board, Chief                     July 13, 2000
--------------------------------------
Joseph Ardito, Jr.                          Executive Officer and Director
                                            (Principal Executive Officer)

/S/ KENNETH SHENKMAN                        President and Director                           July 13, 2000
--------------------------------------
Kenneth Shenkman

/S/ STANLEY SIEGEL                          Chief Financial Officer,                         July 13, 2000
--------------------------------------
Stanley Siegel                              Secretary and Treasurer
                                            (Principal Accounting and
                                            Financial Officer)